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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND
                             EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-11438


                             BURR-BROWN CORPORATION
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             (Exact name of registrant as specified in its charter)

      6730 S. TUCSON BOULEVARD, TUCSON, ARIZONA 85706-1400, (520) 746-1111
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Rule 12g-4(a)(l)(i)  /x/                   Rule 12h-3(b)(1)(i)  /x/
  Rule 12g-4(a)(1)(ii) / /                   Rule 12h-3(b)(1)(ii) / /
  Rule 12g-4(a)(2)(i)  / /                   Rule 12h-3(b)(2)(i)  / /
  Rule 12g-4(a)(2)(ii) / /                   Rule 12h-3(b)(2)(ii) / /
                                             Rule 15d-6           / /

         Approximate number of holders of record as of the certification or notice date:

                                       ONE
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         Pursuant to the requirements of the Securities Exchange Act of 1934 AK
Steel Holding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:                   August 24, 2000                      By:                      /s/ Syrus P. Madavi
       -----------------------------------------------              -------------------------------------
                                                                    Syrus P. Madavi, President, CEO and
                                                                                           Chairman

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.